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                         UNITED STATES           -------------------------------
              SECURITIES AND EXCHANGE COMMISSION            OMB APPROVAL
                    WASHINGTON, D.C. 20549       -------------------------------
                                                 OMB Number:    3235-0145
                                                 Expires:      August 31, 1999
                                                 Estimated average burden
                                                 hours per response........14.90
                                                 -------------------------------


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                               Digital River, Inc.
                       ----------------------------------
                                (Name of Issuer)

                                  Common Stock
                       ----------------------------------
                         (Title of Class of Securities)

                                   25388B 10 4
                       ----------------------------------
                                 (CUSIP Number)

                                December 31, 1999
                       ----------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                 / /        Rule 13d-1(b)
                 / /        Rule 13d-1(c)
                 /X/        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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  -----------------------------                  -------------------------------
  CUSIP NO. 25388B 10 4               13G        PAGE 2 OF 4 PAGES
  -----------------------------                  -------------------------------



 ------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
           JOEL A. RONNING

 ------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b)
 ------------------------------------------------------------------------------
 3         SEC USE ONLY

 ------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES

 ------------------------------------------------------------------------------
          NUMBER OF           5     SOLE VOTING POWER
           SHARES
        BENEFICIALLY                1,171,057
          OWNED BY           --------------------------------------------------
            EACH              6     SHARED VOTING POWER
         REPORTING
           PERSON                   0
           WITH:             --------------------------------------------------
                              7     SOLE DISPOSITIVE POWER

                                    1,171,057
                             --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    0
 ------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,171,057
 ------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

 ------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.7%
 ------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 ------------------------------------------------------------------------------

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                                  SCHEDULE 13G

ITEM 1.

         (a)      Name of Issuer

                  Digital River, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  9625 W. 76th Street
                  Suite 150
                  Eden Prairie, MN  55344

ITEM 2.

         (a)      Name of Person Filing

                  Joel A. Ronning

         (b)      Address of Principal Business Office or, if none, Residence

                  Digital River, Inc.
                  9625 W. 76th Street
                  Suite 150
                  Eden Prairie, MN  55344

         (c)      Citizenship

                  United States

         (d)      Title of Class of Securities

                  Common Stock

         (e)      CUSIP Number

                  25388B 10 4

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP
         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount Beneficially Owned: 1,171,057

         (b)      Percent of Class: 4.7%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote: 1,171,057

                  (ii)     Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of: 1,171,057

                  (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                February 11, 2000
                                ------------------------------------------------
                                                         Date

                                /s/  Gregory R.L. Smith
                                ------------------------------------------------
                                                      Signature

                                Attorney-in-fact
                                ------------------------------------------------
                                                      Name/Title